Exhibit 99.1

News Release

Nucor Reports Results for the Third Quarter of 2024

Third Quarter of 2024 Highlights

•	Consolidated net earnings attributable to Nucor stockholders of $249.9 million, or $1.05 per diluted share.

•	Adjusted net earnings attributable to Nucor stockholders of $353.0 million, or $1.49 per diluted share.

•	Net sales of $7.44 billion.

•	Net earnings before noncontrolling interests of $302.8 million; EBITDA of $869.0 million.

CHARLOTTE, N.C. – October 21, 2024 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $249.9 million, or $1.05 per diluted share, for the third quarter of 2024. Excluding non-cash impairment charges taken during the quarter, Nucor’s third quarter of 2024 adjusted net earnings attributable to Nucor stockholders were $353.0 million, or $1.49 per diluted share. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $645.2 million, or $2.68 per diluted share, for the second quarter of 2024 and $1.14 billion, or $4.57 per diluted share, for the third quarter of 2023.

Reflected in the third quarter of 2024 losses and impairments of assets are non-cash charges of $83.0 million, or $0.27 per diluted share, and $40.0 million, or $0.17 per diluted share, related to the impairment of certain non-current assets in the raw materials and steel products segments, respectively.

In the first nine months of 2024, Nucor reported consolidated net earnings attributable to Nucor stockholders of $1.74 billion, or $7.22 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $3.74 billion, or $14.83 per diluted share, in the first nine months of 2023.

“Thank you to our Nucor teammates for continuing to set new records for safety performance while generating over $1.30 billion of cash from operations for the quarter,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer. “Nucor’s market leadership, product diversity, and strong balance sheet enable us to provide meaningful returns to shareholders and execute our growth strategy even in the face of market uncertainty.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the third quarter and first nine months of 2024 and 2023 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Steel mills	$309,123	$882,614	$2,056,689	$3,124,549
Steel products	313,972	806,731	1,266,922	2,788,322
Raw materials	(66,332)	71,367	(17,355)	267,918
Corporate/eliminations	(168,490)	(212,630)	(794,479)	(986,141)

	$388,273	$1,548,082	$2,511,777	$5,194,648

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Financial Review

Nucor’s consolidated net sales decreased 8% to $7.44 billion in the third quarter of 2024 compared with $8.08 billion in the second quarter of 2024 and decreased 15% compared with $8.78 billion in the third quarter of 2023. Average sales price per ton in the third quarter of 2024 decreased 6% compared with the second quarter of 2024 and decreased 15% compared with the third quarter of 2023. A total of approximately 6,196,000 tons were shipped to outside customers in the third quarter of 2024, a 1% decrease compared with both the second quarter of 2024 and the third quarter of 2023. Total steel mill shipments in the third quarter of 2024 decreased 3% compared with the second quarter of 2024 and were comparable to the third quarter of 2023. Steel mill shipments to internal customers represented 19% of total steel mill shipments in the third quarter of 2024, compared with 21% in the second quarter of 2024 and 20% in the third quarter of 2023. Downstream steel product shipments to outside customers in the third quarter of 2024 decreased 6% compared with the second quarter of 2024 and decreased 11% compared with the third quarter of 2023.

In the first nine months of 2024, Nucor’s consolidated net sales of $23.66 billion decreased 12% compared with consolidated net sales of $27.01 billion in the first nine months of 2023. Total tons shipped to outside customers in the first nine months of 2024 were approximately 18,709,000 tons, a decrease of 3% compared with the first nine months of 2023, and the average sales price per ton in the first nine months of 2024 decreased 10% compared with the first nine months of 2023.

The average scrap and scrap substitute cost per gross ton used in the third quarter of 2024 was $378, a 5% decrease compared to $396 in the second quarter of 2024 and a 9% decrease compared to $415 in the third quarter of 2023. The average scrap and scrap substitute cost per gross ton used in the first nine months of 2024 was $399, a 7% decrease compared to $429 in the first nine months of 2023.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $168 million, or $0.54 per diluted share, in the third quarter of 2024, compared with approximately $137 million, or $0.43 per diluted share, in the second quarter of 2024 and approximately $101 million, or $0.31 per diluted share, in the third quarter of 2023.

In the first nine months of 2024, pre-operating and start-up costs related to the Company’s growth projects were approximately $430 million, or $1.36 per diluted share, compared with approximately $273 million, or $0.83 per diluted share, in the first nine months of 2023.

Overall operating rates at the Company’s steel mills were 75% in both the third quarter and second quarter of 2024 and 77% in the third quarter of 2023. Operating rates in the first nine months of 2024 decreased to 77% as compared to 80% in the first nine months of 2023.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Financial Strength

At the end of the third quarter of 2024, we had $4.86 billion in cash and cash equivalents and short-term investments on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s and Fitch Ratings and a positive outlook at Moody’s.

Commitment to Returning Capital to Stockholders

Nucor repurchased approximately 2.5 million shares of its common stock during the third quarter of 2024 at an average price of $156.07 per share (approximately 11.0 million shares year-to-date at an average price of $172.36 per share). Nucor has returned approximately $2.29 billion to stockholders in the form of share repurchases and dividend payments during the first nine months of 2024. As of September 28, 2024, Nucor had approximately $1.42 billion remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On September 12, 2024, Nucor’s Board of Directors declared a cash dividend of $0.54 per share. This cash dividend is payable on November 8, 2024, to stockholders of record as of September 27, 2024, and is Nucor’s 206th consecutive quarterly cash dividend.

Third Quarter of 2024 Analysis

The largest driver for the decrease in earnings in the third quarter of 2024 as compared to the second quarter of 2024 is the decreased earnings of the steel mills segment, due primarily to lower average selling prices. The steel products segment’s earnings decreased in the third quarter of 2024 as compared to the second quarter of 2024 due to lower average selling prices and lower volumes. Earnings in the raw materials segment are lower in the third quarter of 2024 as compared to the second quarter of 2024 due primarily to the non-cash impairment charge taken in the third quarter of 2024.

Fourth Quarter of 2024 Outlook

We expect consolidated net earnings attributable to Nucor stockholders in the fourth quarter of 2024 to decrease compared to earnings per diluted share of $1.05 reported for the third quarter of 2024. The largest driver for the expected decrease in earnings in the fourth quarter of 2024 is the decreased earnings of the steel mills segment caused by lower average selling prices and decreased volumes. We expect earnings in the steel products segment to decrease in the fourth quarter of 2024 as compared to the third quarter of 2024 due to lower average selling prices and decreased volumes. The earnings of the raw materials segment are expected to increase in the fourth quarter of 2024 as compared to the third quarter of 2024 (excluding the impairment charge taken during the third quarter of 2024).

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s third quarter results on October 22, 2024, at 10:00 a.m. Eastern Time. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted earnings per diluted share. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; losses and impairments of assets; depreciation; and amortization. We define adjusted net earnings attributable to Nucor stockholders as net earnings attributable to Nucor stockholders adding back losses and impairments of assets, net of tax. We define adjusted earnings per diluted share as earnings per diluted share adding back the per diluted share impact of losses and impairments of assets, net of tax. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measures of EBITDA, adjusted net earnings attributable to Nucor stockholders and adjusted earnings per diluted share in this news release because it considers them to be important supplemental measures of performance. Management believes that these non-GAAP financial measures provide additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	September 28, 2024	September 30, 2023	Percent Change	September 28, 2024	September 30, 2023	Percent Change
Steel mills total shipments:
Sheet	2,837	2,723	4%	8,680	8,328	4%
Bars	1,926	2,001	-4%	5,843	6,292	-7%
Structural	493	530	-7%	1,555	1,571	-1%
Plate	435	460	-5%	1,295	1,434	-10%
Other	28	32	-13%	103	135	-24%

	5,719	5,746	—	17,476	17,760	-2%

Sales tons to outside customers:
Steel mills	4,607	4,578	1%	13,900	14,156	-2%
Joist	90	127	-29%	292	404	-28%
Deck	79	104	-24%	242	310	-22%
Rebar fabrication products	278	307	-9%	781	918	-15%
Tubular products	213	223	-4%	635	737	-14%
Building systems	60	71	-15%	181	185	-2%
Other steel products	291	309	-6%	919	921	—
Raw materials	578	521	11%	1,759	1,640	7%

	6,196	6,240	-1%	18,709	19,271	-3%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$7,444,160	$8,775,734	$23,658,415	$27,008,970

Costs, expenses and other:
Cost of products sold	6,686,226	6,854,934	20,183,246	20,588,294
Marketing, administrative and other expenses	244,657	385,768	883,132	1,229,051
Equity in (earnings) losses of unconsolidated affiliates	(5,278)	1,083	(24,079)	(3,671)
Losses and impairments of assets	123,000	—	137,150	—
Interest expense (income), net	7,282	(14,133)	(32,811)	648

	7,055,887	7,227,652	21,146,638	21,814,322

Earnings before income taxes and noncontrolling interests	388,273	1,548,082	2,511,777	5,194,648
Provision for income taxes	85,448	326,827	537,847	1,154,689

Net earnings before noncontrolling interests	302,825	1,221,255	1,973,930	4,039,959
Earnings attributable to noncontrolling interests	52,915	79,749	233,962	300,557

Net earnings attributable to Nucor stockholders	$249,910	$1,141,506	$1,739,968	$3,739,402

Net earnings per share:
Basic	$1.05	$4.58	$7.23	$14.86
Diluted	$1.05	$4.57	$7.22	$14.83
Average shares outstanding:
Basic	236,462	248,504	239,701	250,752
Diluted	236,768	248,916	239,800	251,179

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 28, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,262,799	$6,383,298
Short-term investments	595,650	747,479
Accounts receivable, net	2,949,190	2,953,311
Inventories, net	5,126,493	5,577,758
Other current assets	587,085	724,012

Total current assets	13,521,217	16,385,858
Property, plant and equipment, net	12,580,243	11,049,767
Restricted cash and cash equivalents	—	3,494
Goodwill	4,273,610	3,968,847
Other intangible assets, net	3,194,261	3,108,015
Other assets	776,860	824,518

Total assets	$34,346,191	$35,340,499

LIABILITIES
Current liabilities:
Short-term debt	$213,751	$119,211
Current portion of long-term debt and finance lease obligations	1,040,380	74,102
Accounts payable	1,902,927	2,020,289
Salaries, wages and related accruals	974,568	1,326,390
Accrued expenses and other current liabilities	1,085,160	1,054,517

Total current liabilities	5,216,786	4,594,509
Long-term debt and finance lease obligations due after one year	5,684,936	6,648,873
Deferred credits and other liabilities	1,887,928	1,973,363

Total liabilities	12,789,650	13,216,745

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,207,928	2,176,243
Retained earnings	30,113,666	28,762,045
Accumulated other comprehensive loss, net of income taxes	(168,233)	(162,072)
Treasury stock	(11,832,564)	(9,987,643)

Total Nucor stockholders’ equity	20,472,858	20,940,634
Noncontrolling interests	1,083,683	1,183,120

Total equity	21,556,541	22,123,754

Total liabilities and equity	$34,346,191	$35,340,499

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	September 28, 2024	September 30, 2023
Operating activities:
Net earnings before noncontrolling interests	$1,973,930	$4,039,959
Adjustments:
Depreciation	808,791	681,153
Amortization	189,146	175,701
Loss on assets	137,150	—
Stock-based compensation	114,280	101,107
Deferred income taxes	(92,468)	(25,750)
Distributions from affiliates	7,997	18,621
Equity in earnings of unconsolidated affiliates	(24,079)	(3,671)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	46,823	171,621
Inventories	496,048	209,056
Accounts payable	(206,730)	164,479
Federal income taxes	16,535	240,667
Salaries, wages and related accruals	(313,770)	(347,026)
Other operating activities	91,979	165,692

Cash provided by operating activities	3,245,632	5,591,609

Investing activities:
Capital expenditures	(2,293,859)	(1,496,248)
Investment in and advances to affiliates	(79)	(35,106)
Sale of business	1,438	—
Disposition of plant and equipment	11,834	8,617
Acquisitions (net of cash acquired)	(672,193)	—
Purchases of investments	(1,036,908)	(1,200,136)
Proceeds from the sale of investments	1,209,944	917,332
Other investing activities	9,607	(35,001)

Cash used in investing activities	(2,770,216)	(1,840,542)

Financing activities:
Net change in short-term debt	94,540	(13,142)
Repayment of long-term debt	(5,000)	(7,500)
Proceeds from exercise of stock options	3,357	10,350
Payment of tax withholdings on certain stock-based compensation	(50,213)	(44,456)
Distributions to noncontrolling interests	(333,399)	(412,404)
Cash dividends	(393,837)	(387,996)
Acquisition of treasury stock	(1,901,574)	(1,376,757)
Other financing activities	(10,724)	(12,437)

Cash used in financing activities	(2,596,850)	(2,244,342)

Effect of exchange rate changes on cash	(2,559)	837

(Decrease) Increase in cash and cash equivalents and restricted cash and cash equivalents	(2,123,993)	1,507,562
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	6,386,792	4,361,220

Cash and cash equivalents and restricted cash and cash equivalents - end of nine months	$4,262,799	$5,868,782

Non-cash investing activity:
Change in accrued plant and equipment purchases	$70,077	$40,126

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2024 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended		9 Months (39 Weeks) Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net earnings before noncontrolling interests	$302,825	$1,221,255	$1,973,930	$4,039,959
Depreciation	281,165	232,317	808,791	681,153
Amortization	69,296	58,470	189,146	175,701
Losses and impairments of assets	123,000	—	137,150	—
Interest (income) expense, net	7,282	(14,133)	(32,811)	648
Provision for income taxes	85,448	326,827	537,847	1,154,689

EBITDA	$869,016	$1,824,736	$3,614,053	$6,052,150

Reconciliation of Adjusted net earnings attributable to Nucor stockholders (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended September 28, 2024

		Diluted EPS
Net earnings attributable to Nucor stockholders	$249,910	$1.05
Losses and impairments of assets, net of tax	103,080	0.44

Adjusted net earnings attributable to Nucor stockholders	$352,990	$1.49

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com